Pricing Supplement dated September 9, 2021 (To Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-232144
US $4,000,000
CAPPED FIXED-TO-FLOATING RATE NOTES LINKED TO THE 5-YEAR U.S. DOLLAR ICE SWAP RATE
DUE SEPTEMBER 15, 2031
Principal Amount:	US$	Issuer:	Barclays Bank PLC
Issue Price:	100%	Series:	Global Medium-Term Notes, Series A
Original Trade Date(*):	September 9, 2021	Maturity Date:	September 15, 2031
Original Issue Date:	September 15, 2021	Spread:	0.04% per annum
Initial Interest Rate:	3.00% per annum	Minimum Interest Rate: Maximum Interest Rate:	0.00% 4.00%
Reference Rate:
5-Year U.S. Dollar ICE Swap Rate (the “Swap Rate”), which is, on any swap business day (as defined herein), the fixed rate of interest payable on a U.S. dollar interest rate swap with a 5-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.

Interest Rate:
For each Interest Period commencing on or after the Original Issue Date to but excluding September 15, 2022 (the “Fixed Rate Period’), the interest rate per annum will equal the Initial Interest Rate.
For each Interest Period commencing on or after September 15, 2022 (the “Floating Rate Period”), the interest rate per annum will be equal to the sum of (1) the Reference Rate and (2) the Spread, subject to the Maximum Interest Rate and the Minimum Interest Rate.

Payment at Maturity:
If you hold the Notes to maturity, you will receive 100% of your principal, subject to the creditworthiness of Barclays Bank PLC and the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.
Any payment on the Notes is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Factors” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Interest Payment Dates:	Payable quarterly in arrears on the 15th day of each March, June, September and December commencing on December 15, 2021 and ending on the Maturity Date.
Interest Period:
The initial Interest Period will begin on, and include, the Original Issue Date and end on, but exclude, the first Interest Payment Date. Each subsequent Interest Period will begin on, and include, the Interest Payment Date for the immediately preceding Interest Period and end on, but exclude, the next following Interest Payment Date. The final Interest Period will end on, but exclude, the Maturity Date.

Interest Reset Dates:	For any Interest Period commencing on or after September 15, 2022, the first day of such period.
Consent to U.K. Bail-in Power:
Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-5 of this pricing supplement.

[Terms of the Notes continue on the following page]
Price to Public
Agent’s Commission (1) (2)
Proceeds to Barclays Bank PLC
Per Note
100%
0.50%
99.50%
Total
$4,000,000
$20,000
$3,980,000
[1] Our estimated value of the Notes on the Original Trade Date, based on our internal pricing models, is $981.40 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” below.
[2] Barclays Capital Inc. will receive commissions from the Issuer of $5.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.
Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Factors” beginning on page PS-12 of this pricing supplement.
We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.
The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal
Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Interest Payment Amount:
For each Interest Period, the interest payment amount per $1,000 principal amount Note will be calculated as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
where the number of days in the Interest Period will be based on a 30/360 Day Count Convention.

Interest Determination Dates:	Two swap business days prior to the relevant Interest Reset Date.
Business Day:
A Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City generally are authorized or obligated by law, regulation, or executive order to close.

Swap Business Day:
A swap business day means any day except for a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income department of its members be closed for the entire day for purposes of trading in U.S. government securities.

Business Day Convention:	Following, Unadjusted	Day Count Convention:	30/360
Denominations:	Minimum denominations of US$1,000 and integral multiples of US$1,000 thereafter.
Settlement:	DTC; Book-entry; Transferable.
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06748WGC1 / US06748WGC10
(*) For the avoidance of doubt, the Original Trade Date is also referred to as the “Pricing Date” in this pricing supplement.

You should read this pricing supplement together with the prospectus dated August 1, 2019, as supplemented by the documents listed below relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.
You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
●	Prospectus dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000119312519210880/d756086d424b3.htm
●	Prospectus Supplement dated August 1, 2019:
http://www.sec.gov/Archives/edgar/data/312070/000095010319010190/dp110493_424b2-prosupp.htm
●	Prospectus Supplement Addendum dated February 18, 2021:
http://www.sec.gov/Archives/edgar/data/312070/000095010321002483/dp146316_424b3.htm
Our SEC file number is 1-10257. As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES
Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Pricing Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.
Our estimated value of the Notes on the Pricing Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.
Our estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
We urge you to read “Selected Risk Factors” beginning on PS-12 of this pricing supplement.

CONSENT TO U.K. BAIL-IN POWER
Notwithstanding any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.
Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.
The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders and beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders and beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.
For more information, please see “Selected Risk Factors—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

SELECTED PURCHASE CONSIDERATIONS
The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:
♦	You are willing and able to accept a floating rate of interest based on the Reference Rate, with your return potential limited by the Maximum Interest Rate feature of the Notes.
♦
You understand and accept that interest payments during the Floating Rate Period will vary based on fluctuations in the Reference Rate, and that the Notes may pay a below-market rate or no interest at all for an extended period of time, or even throughout the entire Floating Rate Period.

♦	You are willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦
You are familiar with the Swap Rate and understand the factors that influence the Swap Rate and interest rates generally, and you understand and are willing to accept the risks associated with the Swap Rate.

♦
You are willing to accept the risk that we may, in our sole discretion, redeem the Notes prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

♦
You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be a suitable investment for you if any of the following statements are true:
♦
You are unwilling and unable to accept a floating rate of interest based on the Reference Rate, or you seek exposure to the Reference Rate without certain features of the Notes, such as the Maximum Interest Rate.

♦
You are unable or unwilling to accept that interest payments during the Floating Rate Period will vary based on fluctuations in the Reference Rate, or that the Notes may pay a below-market rate or no interest at all for an extended period of time, or even throughout the entire Floating Rate Period.

♦	You are unable or unwilling to hold the Notes to maturity, or you seek an investment for which there will be an active secondary market.
♦
You are not familiar with the Swap Rate, you do not understand the factors that influence the Swap Rate or interest rates generally, or you do not understand or are not willing to accept the risks associated with the Swap Rate.

♦	You are unwilling or unable to accept the risk that we may redeem the Notes prior to scheduled maturity.
♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.
YOU MUST RELY ON YOUR OWN EVALUATION OF THE MERITS OF AN INVESTMENT IN THE NOTES. YOU SHOULD REACH A DECISION WHETHER TO INVEST IN THE NOTES AFTER CAREFULLY CONSIDERING, WITH YOUR ADVISORS, THE SUITABILITY OF THE NOTES IN LIGHT OF YOUR INVESTMENT OBJECTIVES AND THE SPECIFIC INFORMATION SET FORTH IN THIS PRICING SUPPLEMENT, THE PROSPECTUS AND THE PROSPECTUS SUPPLEMENT. NEITHER THE ISSUER NOR BARCLAYS CAPITAL INC. MAKES ANY RECOMMENDATION AS TO THE SUITABILITY OF THE NOTES FOR INVESTMENT.

SUPPLEMENTAL TERMS OF THE NOTES
Notwithstanding anything to the contrary in the accompanying prospectus supplement, the 5-Year U.S. Dollar ICE Swap Rate (also referred to as the “Swap Rate” herein) is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 5-year maturity as reported on the Designated Swap Rate Page as of 11:00 a.m. New York City time on that Interest Determination Date.
Swap Rate Fallback Provisions
If the Swap Rate is not displayed by approximately 11:00 a.m., New York City time, on the Designated Swap Rate Page on any day on which the Swap Rate is to be determined, the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the Swap Rate, will determine the Swap Rate for that day in its sole discretion.
Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion that a Benchmark Transition Event has occurred on or prior to any Interest Determination Date, the Calculation Agent will apply the following provisions:
• The Calculation Agent will determine an Alternative Swap Rate and, in its sole discretion, the effective date for such Alternative Swap Rate; and
• If an Alternative Swap Rate is determined in accordance with the preceding provisions, such Alternative Swap Rate will be the Swap Rate for each Interest Determination Date after the effective date for such Alternative Swap Rate (subject to the subsequent operation of the provisions of this section, and to adjustment as described herein). If the Calculation Agent determines that there is no such Alternative Swap Rate as of any Interest Determination Date, then the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the Swap Rate, will determine the Swap Rate for that day in its sole discretion.
In addition, if the Calculation Agent determines in its sole discretion that a Benchmark Transition Event or a Benchmark Amendment Event has occurred on or prior to any Interest Determination Date, the Calculation Agent will apply the following provisions:
• If the Calculation Agent determines that an Adjustment Formula should be applied to any relevant Swap Rate or Alternative Swap Rate and determines the Adjustment Formula, then such Adjustment Formula will be applied to such Swap Rate or Alternative Swap Rate, as applicable. If the Calculation Agent is unable to determine, prior to the relevant Interest Determination Date, such Adjustment Formula, then such Swap Rate or Alternative Swap Rate will apply without an Adjustment Formula;
• The Calculation Agent may also specify changes to the terms of the Notes, including but not limited to the relevant Spread, day count convention and screen page, definitions of Swap Business Day, Interest Determination Date and/or the definition of the Swap Rate, and the method for determining the fallback rate in relation to the Swap Rate or Alternative Swap Rate, as applicable, in order to follow market practice in relation to the Swap Rate or Alternative Swap Rate, as applicable, and/or any Adjustment Formula. For the avoidance of doubt, consent of the holders of the Notes will not be required in connection with implementing any Alternative Swap Rate and/or any Adjustment Formula or such other changes, including for the execution of any documents, amendments or other steps by us, the trustee or the Calculation Agent (if required); and
• We will promptly, following the determination of any Alternative Swap Rate and/or any Adjustment Formula, give notice thereof to The Depository Trust Company, which will specify the effective date(s) for such Alternative Swap Rate and/or any Adjustment Formula, as applicable, and any consequential changes made to the terms of the Notes. We will also deliver a copy of such notice to the trustee for information purposes.
For the purposes of this section:

“Adjustment Formula” means a formula or methodology (including but not limited to a multiplier and/or a spread or formula or methodology for calculating a multiplier and/or spread) for calculating the Swap Rate or the Alternative Swap Rate (as applicable), which the Calculation Agent determines is required to be applied in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders of the Notes as a result of the Benchmark Amendment Event or the Benchmark Transition Event (as applicable) and is the formula or methodology which:
• the Calculation Agent determines is recognized or acknowledged as being in customary market usage in international debt capital markets transactions which reference the Swap Rate, where such rate has been replaced by the Alternative Swap Rate (if applicable); or
• if no such customary market usage is recognized or acknowledged, the Calculation Agent in its discretion (as applicable), determines to be appropriate.
“Alternative Swap Rate” means the rate that the Calculation Agent determines has replaced the Swap Rate in customary market usage in the international debt capital markets for the purposes of determining rates of interest in respect of bonds denominated in U.S. dollars, or, at the Calculation Agent’s sole discretion and election, if the Calculation Agent determines that there is no such rate, such other rate as the Calculation Agent determines is most comparable to the Swap Rate. In determining customary market usage for purposes of determining an Alternative Swap Rate, the Calculation Agent may take into account any guidance or recommendations relating to fallbacks for the Swap Rate from any Relevant Governmental Body.
“Benchmark Amendment Event” means an announcement by the administrator of the Swap Rate of revisions to the methodology governing the Swap Rate to replace the Floating Leg Rate with a replacement rate, provided that such announcement will not constitute a Benchmark Amendment Event if we have determined that a Benchmark Transition Event has occurred.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Swap Rate or Floating Leg Rate (each, a “Benchmark”):
(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;
(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative; or
(4) a determination by the Calculation Agent that the Swap Rate has been permanently or indefinitely discontinued.
Notwithstanding the foregoing, any event in clause (1), (2) or (3) above with respect to the Floating Leg Rate shall not constitute a Benchmark Transition Event if, at the time of such public statement or publication with respect to the Floating Leg Rate, the administrator of the Swap Rate has announced revisions to the methodology governing the Swap Rate to replace the Floating Leg Rate with a replacement rate and the Calculation Agent determines in its sole discretion that such replacement rate is acceptable.

“Designated Swap Rate Page” means Reuters page ICESWAP1 (or any other page that replaces that page on that service or any successor or replacement service).
“Floating Leg Rate” means the floating leg rate referenced by the then-current Swap Rate, which is currently three-month U.S. dollar LIBOR.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, or the regulatory supervisor for the administrator of the Benchmark.

HYPOTHETICAL INTEREST RATE AND INTEREST PAYMENT CALCULATIONS
The examples below illustrate how the applicable Interest Rate is determined for any hypothetical Interest Period and the interest payment amounts you may receive on the Notes in a number of different hypothetical scenarios. These examples are only hypothetical and do not indicate the actual payments or return you will receive on the Notes. The examples below assume that the Notes are held until maturity and do not take into account the tax consequences of an investment in the Notes.
Interest Rate Calculation
Step 1: Determine the applicable Interest Rate for each Interest Period.
For each Interest Period during the Fixed Rate Period, the interest rate per annum will be equal to the Initial Interest Rate.
For each Interest Period during the Floating Rate Period, the effective per annum Interest Rate payable on the Notes on each Interest Payment Date will be a floating rate equal to the lesser of (a) the sum of the Reference Rate and the Spread and (b) the Maximum Interest Rate, subject to the Minimum Interest Rate. The per annum value for the Reference Rate is determined on the relevant Interest Reset Date by observing the Reference Rate on the Interest Determination Date relating to that Interest Reset Date. Once the Calculation Agent has determined the value of the Reference Rate, the Calculation Agent then will determine the per annum Interest Rate for that Interest Period by calculating the sum of the Reference Rate and the Spread, provided that (i) if the sum of the Reference Rate and the Spread is greater than the Maximum Interest Rate, the Interest Rate for that Interest Period will equal the Maximum Interest Rate, and (ii) if the sum of the Reference Rate and the Spread is less than the Minimum Interest Rate, the Interest Rate for that Interest Period will equal the Minimum Interest Rate.
For further information concerning the Interest Determination Dates for the Reference Rate, see “Interest Mechanics—How Floating Interest Rates Are Reset” in the accompanying prospectus supplement.
Step 2: Calculate the interest payment amount payable for each Interest Payment Date.
For each Interest Period, once the Calculation Agent has determined the applicable per annum Interest Rate, the Calculation Agent will calculate the interest payment amount per $1,000 principal amount Note as follows:
$1,000 × Interest Rate × (days in Interest Period/360)
where the number of days in the Interest Period will be based on a 30/360 Day Count Convention.
Example Interest Rate and Interest Payment Calculations
The following examples illustrate how the per annum Interest Rate and interest payment amounts would be calculated for any given Interest Payment Date during the Floating Rate Period. The hypothetical Reference Rate values have been chosen for illustrative purposes only and may not represent actual likely Reference Rate values that will be relevant for calculating any payments on the Notes. For historical Reference Rate values, please see the information set forth under the section titled “5-Year U.S. Dollar ICE Swap Rate Overview” below. The examples below are based on the Maximum Interest Rate of 4.00% per annum, the Minimum Interest Rate of 0.00% per annum and the Spread of 0.04%. We have assumed that the Notes have quarterly Interest Payment Dates, that interest payments will be calculated using a 30/360 day count basis (such that the applicable day count fraction for the quarterly interest payment for the Interest Period will be 90/360) and that the principal amount of the Notes is $1,000. These values and assumptions have been chosen arbitrarily for the purposes of the below examples, and should not be taken as indicative of the terms of any particular Notes or the future performance of the Reference Rate. The specific terms for each issuance of Notes will be determined on the Original Trade Date.
Example 1:     The Reference Rate is equal to 2.56%.
Because the sum of the Reference Rate of 2.56% and the Spread of 0.04% is less than the Maximum Interest Rate, the Interest Rate would be equal to 2.60% per annum (the sum of the Reference Rate and the Spread).
The interest payment amount per $1,000 principal amount Note will be calculated as follows:
$1,000 × 2.60% × (90/360) = $6.50

Example 2:     The Reference Rate is equal to 4.50%.
Because the sum of the Reference Rate of 4.50% and the Spread of 0.04% is greater than the Maximum Interest Rate, the Interest Rate would be equal to 4.00% per annum (the Maximum Interest Rate).
The interest payment amount per $1,000 principal amount Note will be calculated as follows:
$1,000 × 4.00% × (90/360) = $10.00
Example 3:      The Reference Rate is equal to -0.02%.
Because the sum of the Reference Rate of -0.02% and the Spread of 0.04% is less than the Maximum Interest Rate, the Interest Rate would be equal to 0.02% per annum (the sum of the Reference Rate and the Spread).
The interest payment amount per $1,000 principal amount Note will be calculated as follows:
$1,000 × 0.02% × (90/360) = $0.05
Example 4:      The Reference Rate is equal to -0.60%.
Because the sum of the Reference Rate of -0.60% and the Spread of 0.04% is less than the Minimum Interest Rate, the Interest Rate would be equal to 0.00% per annum (the Minimum Interest Rate). No interest payment would be due on the related Interest Payment Date.

SELECTED RISK FACTORS
An investment in the Notes involves significant risks. You should read the risks summarized below in connection with, and the risks summarized below are qualified by reference to, the risks described in more detail in the “Risk Factors” section beginning on page S-7 of the prospectus supplement. We urge you to consult your investment, legal, tax, accounting and other advisers and to invest in the Notes only after you and your advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances.
Risks Relating to the Notes Generally
●
The Notes May Pay a Below-Market Rate or No Interest at All on One or More Interest Payment Dates—Because any interest payments on the Notes during the Floating Rate Period will be based on a floating rate of interest, you will be exposed to risks not associated with a conventional fixed-rate debt instrument. These risks include fluctuation of the applicable Reference Rate and the possibility that, for any given Interest Period during the Floating Rate Period, you may receive an amount of interest based on a rate less than the Initial Interest Rate, including an amount based on the Minimum Interest Rate. We have no control over a number of matters that may affect interest rates such as the Reference Rate, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, interest rates have been volatile, and volatility also could be characteristic of the future. It is possible that the Reference Rate could decline significantly, including to a rate equal to or less than zero. If the Reference Rate were to decline to a level such that the sum of the Reference Rate and the Spread did not result in a rate greater than the Minimum Interest Rate for any Interest Period during the Floating Rate Period, you would receive an interest payment based on the Minimum Interest Rate on the related Interest Payment Date. Because the Minimum Interest Rate is set to 0.00%, you would receive no interest payment on the related Interest Payment Date. In addition, the floating Interest Rate for the Notes may be less than the floating rate payable on a similar Note or other instrument of the same maturity issued by us or an issuer with the same or a comparable credit rating.

●
The Amount of Interest Payable on the Notes Related to Any Interest Period is Limited-The Interest Rate on the Notes for any Interest Period during the Fixed Rate Period will be limited to the Initial Interest Rate, and the Interest Rate on the Notes for any Interest Period during the Floating Rate Period will be limited to the Maximum Interest Rate. As a result, in the event that the Interest Rate otherwise calculated for any applicable Interest Period during the Floating Interest Period exceeds the Maximum Interest Rate, your interest payment for the relevant Interest Period will be based on the Maximum Interest Rate, and you will not benefit from any increase in the Interest Rate above the Maximum Interest Rate.

●
Suitability of the Notes for Investment—You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

Risks Relating to the Issuer
●
Issuer Credit Risk—The Notes are unsecured and unsubordinated debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

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You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes, by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders or the beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Rate
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Your Interest Payments on the Notes During the Floating Rate Period are Based on Performance of the Reference Rate, Which May Decrease Significantly During the Term of the Notes, or May Become Negative—The Reference Rate may decrease significantly during the term of the Notes, or may become negative, as a result of the factors described under “The Reference Rate Will Be Affected by a Number of Factors and May Be Volatile” below. If the Reference Rate were to decline to a level such that the sum of the Reference Rate and the Spread were equal to or less than zero on any Interest Determination Date, you would not receive any interest payment on the related Interest Payment Date. You should not invest in the Notes if you do not understand the Swap Rate or interest rates generally.

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The Reference Rate as of any Interest Determination Date may be less than the Reference Rate as of any Other Day during the Term of the Notes —The Reference Rate for any Interest Period during the Floating Rate Period will be determined solely on the Interest Determination Date applicable to the relevant Interest Period. Therefore, even if the Reference Rate as of any day that is not the Interest Determination Date applicable to the relevant Interest Period is higher than the Reference Rate as of such Interest Determination Date, the amount of interest payable on the corresponding Interest Payment Date will not take into account that higher level.

●	The Swap Rate Will Be Affected by a Number of Factors and May Be Volatile—The Swap Rate will be affected by a number of factors, including but not limited to:
●	changes in, or perceptions about, the future Swap Rate;
●	the economic, financial, political, regulatory and judicial events that affect financial markets generally and prevailing interest rates;
●	sentiment regarding the U.S. and global economies;
●	policies of the Federal Reserve Board regarding interest rates;
●	expectations regarding the level of price inflation;
●	sentiment regarding credit quality in the U.S. and global credit markets; and
●	performance of capital markets.
These and other factors may have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market.
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The Historical Swap Rates Are Not an Indication of Future Swap Rates—In the past, the Swap Rate has experienced significant fluctuations. Historical 5-Year U.S. Dollar ICE Swap Rates, fluctuations and trends are not necessarily indicative of future 5-Year U.S. Dollar ICE Swap Rates. Any historical upward or downward trend in the 5-Year U.S. Dollar ICE Swap Rate is not an indication that the 5-Year U.S. Dollar ICE Swap Rate is more or less likely to increase or decrease at any time during the term of the Notes, and you should not take the historical 5-Year U.S. Dollar ICE Swap Rates as an indication of future 5-Year U.S. Dollar ICE Swap Rates.

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The Swap Rate and the Manner in Which It Is Calculated May Change in the Future—Interest rates and indices that are deemed to be "benchmarks," including those in widespread and long-standing use, have been the subject of recent international, national and other regulatory scrutiny and initiatives and proposals for reform. Some of these reforms are already effective while others are still to be implemented or are under consideration. There can be no assurance that the method by which the Swap Rate is calculated will continue in its current form. Any changes in the method of calculation could reduce the Reference Rate and thus have a negative impact on the payments on the Notes and on the value of the Notes in the secondary market.

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The Swap Rate is Based on a Hypothetical Interest Rate Swap Referencing Three Month USD LIBOR; Uncertainty about the Future of LIBOR May Adversely Affect the Swap Rate and the Value of Your Notes —The Swap Rate represents the fixed rate of interest payable on a hypothetical interest rate swap whose floating leg is based on three month USD LIBOR. On March 5, 2021, the United Kingdom Financial Conduct Authority, which regulates LIBOR, announced that three month USD LIBOR will either cease to be provided by any administrator or no longer be representative after June 30, 2023. It is impossible to predict whether and to what extent banks will continue to provide LIBOR submissions to the administrator of LIBOR or whether any additional reforms to LIBOR may be enacted in the United Kingdom, the United States or elsewhere. At this time, there is still uncertainty as to what rate or rates may become accepted alternatives to LIBOR, and it is impossible to predict the effect of any such alternatives on the value of LIBOR, and therefore, the values of, and the method of calculating, the Swap Rate. Uncertainty as to the nature of alternative reference rates to LIBOR and as to potential changes or other reforms to LIBOR may adversely affect LIBOR rates, and therefore, the Swap Rate, during the term of the Notes, which may adversely affect the value of the Notes and any payments due under the terms of the Notes.

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We Expect That the Swap Rate Will Be Replaced by Successors or Substitute Rates and/or Be Modified by an Adjustment Formula —If the Calculation Agent determines that a Benchmark Transition Event has occurred on or prior to any Interest Determination Date with respect to the Swap Rate, then the Swap Rate will be determined by reference to a different base rate (modified by an Adjustment Formula), which we refer to as an “Alternative Swap Rate,” as further described under “Supplemental Terms of the Notes” in this pricing supplement. An “Adjustment Formula” is a formula or methodology (including but not limited to a multiplier and/or a spread or formula or methodology for calculating a multiplier and/or spread) that the Calculation Agent determines is required to be applied in order to reduce or eliminate, to the extent reasonably practicable in the circumstances, any economic prejudice or benefit (as applicable) to holders of the Notes as a result of the Benchmark Amendment Event or the Benchmark Transition Event, as applicable. If the Calculation Agent determines that a Benchmark Amendment Event has occurred on or prior to any Interest Determination Date with respect to the Swap Rate, then an Adjustment Formula may be applied to the Swap Rate, as further described under “Supplemental Terms of the Notes” in this pricing supplement. Under any of these circumstances, the Calculation Agent may also specify changes to the terms of the Notes as further described under “Supplemental Terms of the Notes” in this pricing supplement. The selection of an Alternative Swap Rate, and any decisions, determinations or elections made by us or the Calculation Agent in accordance with the swap rate fallback provisions could result in adverse consequences to the Reference Rate on the applicable Interest Determination Date, which could adversely affect the return on and the market value of the Notes. Further, there is no assurance that the characteristics of any Alternative Swap Rate will be similar to the Swap Rate it replaces, or that any Alternative Swap Rate will produce the economic equivalent of the Swap Rate it replaces. No assurance can be provided that the occurrence of a Benchmark Transition Event or Benchmark Amendment Event will not result in economic prejudice to holders of the Notes.

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The Swap Rate May Be Calculated by the Calculation Agent in Its Sole Discretion—ICE Benchmark Administration (“IBA”) may be unable to publish the Swap Rate if insufficient data is available due to high market volatility or otherwise. For example, IBA failed to publish certain swap rates on several days during August 2019, and IBA has periodically failed to publish swap rates at other times. In addition, on November 30, 2020, U.S. banking regulators issued a statement encouraging banks to cease entering into new contracts that use USD LIBOR as a reference rate as soon as practicable and in any event by December 31, 2021, subject to limited exceptions. A decline in transactions in USD LIBOR contracts by banks could negatively affect the availability of data required to calculate the Swap Rate and could result in the Swap Rate not being published frequently, occasionally or for an indefinite period.

If on any Interest Determination Date the Swap Rate cannot be determined by reference to Reuters page ICESWAP1 (or any successor page) and there has been no Benchmark Transition Even or Benchmark Amendment Event, then the affected Swap Rate on that day will be determined by the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the affected Swap Rate, in its sole discretion. In addition, if a Benchmark Transition Event or Benchmark Amendment Event occurs and the Calculation Agent determines that there is no such Alternative Swap Rate as of any Interest Determination Date, then the Calculation Agent, after consulting such sources as it deems comparable to the Designated Swap Rate Page, or any source it deems reasonable from which to estimate the affected Swap Rate, will determine the affected Swap Rate for that day in its sole discretion.
The Swap Rate determined in this manner and used in the determination of the related interest payment may be different from the Swap Rate that would have been published on the applicable Reuters page and may be different from other published rates, or other estimated rates, of the affected Swap Rate, and the Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any such determination.
Risks Relating to Conflict of Interest
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We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Swap Rate. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.
In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.
In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Swap Rate and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, such as determining the Swap Rate when the Swap Rate is otherwise unavailable, as described under the risk factor titled “The Swap Rate May Be Calculated by the Calculation Agent in Its Sole Discretion” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.
Risks Relating to the Estimated Value of the Notes and the Secondary Market
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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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The Estimated Value of Your Notes Is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Pricing Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

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The Estimated Value of Your Notes Might Be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Pricing Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

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The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Pricing Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

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The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if Any, and Such Secondary Market Prices, if Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

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The Market Price of the Notes Will Be Influenced By Many Unpredictable Factors—In addition to the Swap Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

●	the volatility (frequency and magnitude of changes in value) of the Swap Rate;
●	interest and yield rates in the market;
●	time remaining until the Notes mature;
●	supply and demand for the Notes;
●	geopolitical conditions and economic, financial, political, regulatory and judicial events that affect the Swap Rate; and
●	any actual or anticipated changes in our credit ratings or credit spreads.

5-YEAR U.S. DOLLAR ICE SWAP RATE OVERVIEW
The 5-Year U.S. Dollar ICE Swap Rate (also referred to herein as the “Swap Rate”) is, on any swap business day, the fixed rate of interest payable on a U.S. dollar interest rate swap with a 5-year maturity as reported on Reuters page ICESWAP1 (or such other page as may replace that page on such service) as of 11:00 a.m. New York City time on that swap business day.
A U.S. dollar interest rate swap rate, at any given time, generally indicates the fixed rate of interest (paid semi-annually) that a counterparty in the swaps market would have to pay for a given maturity in order to receive a floating rate (paid quarterly) equal to three-month USD London Interbank Offered Rate (“three month USD LIBOR”) for that same maturity. Three-month USD LIBOR reflects the rate at which banks lend U.S. dollars to each other for a term of three months in the London interbank market. The 5-Year U.S. Dollar ICE Swap Rate is one of the market-accepted indicators of medium term interest rates.
Please see “Supplemental Terms of the Notes” above for information regarding the procedures that will be applied by the calculation agent if the Swap Rate cannot be determined in the manner described above on any Interest Determination Date.
The following graph shows historical levels of the 5-Year U.S. Dollar ICE Swap Rate from September 9, 2011 through September 9, 2021. The Swap Rate on September 9, 2021 was 0.891%. We obtained the historical information on the Swap Rate in this section from Bloomberg, without independent verification. The Swap Rate on any Interest Determination Date will be the rate as reported on Reuters page ICESWAP1. Historical performance of the Swap Rate should not be taken as an indication of future performance. Future performance of the Swap Rate may differ significantly from historical performance, and no assurance can be given as to the Swap Rate during the term of the Notes, including on the Interest Determination Dates.
5-Year U.S. Dollar ICE Swap Rate September 9, 2011 to September 9, 2021

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TAX CONSIDERATIONS
You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Indebtedness for U.S. Federal Income Tax Purposes” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The discussion below applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different. In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, the Notes should be treated as debt instruments for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.
In the opinion of our special tax counsel, the Reference Rate plus the Spread should be a qualified floating rate (“QFR”) for U.S. federal income tax purposes. The remainder of this discussion assumes that this treatment is correct.
Assuming the treatment described above is correct, in the opinion of our special tax counsel, the Notes will be treated for
U.S. federal income tax purposes as variable rate debt instruments. Based on market conditions as of the issue date of the Notes, we will determine whether the Notes are treated for U.S. federal income tax purposes (1) as providing for a single QFR or (2) as providing for a single fixed rate followed by a QFR.
If the initial fixed rate on the Notes is within 0.25% of the Reference Rate plus the Spread as of the issue date of the Notes, the Notes will be treated as providing for a single QFR. In that case, the Notes will not be treated as issued with original issue discount (“OID”) and interest paid on the Notes will be treated as qualified stated interest (“QSI”).
However, if the initial fixed rate on the Notes is not within 0.25% of the Reference Rate plus the Spread as of the issue date of the Notes, the Notes will be treated as providing for a single fixed rate followed by a QFR. In that case, under Treasury regulations applicable to variable rate debt instruments, the Notes may be treated as issued with OID.In that case, in order to determine the amount of QSI and OID in respect of the Notes, an equivalent fixed rate debt instrument must be constructed. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the Notes, and (ii) second, each QFR (including the QFR determined under (i) above) is converted to a fixed rate substitute (which will generally be the value of that QFR as of the issue date of the Notes). The rules described under “—Original Issue Discount Notes” in the accompanying prospectus supplement are then applied to the equivalent fixed rate debt instrument for purposes of calculating the amount of OID on the Notes. Under these rules, the Notes will generally be treated as providing for QSI at a rate equal to the lowest rate of interest in effect at any time under the equivalent fixed rate debt instrument, and any interest in excess of that rate will generally be treated as part of the stated redemption price at maturity and, therefore, as giving rise to OID.
QSI on the Notes will generally be taxable to you as ordinary income at the time it accrues or is received, in accordance with your method of tax accounting. If the Notes are issued with OID, you will be required to include the OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant-yield method based on a compounding of interest. If the Notes are not issued with OID, all stated interest on the Notes will be treated as QSI and will be taxable to you as ordinary interest income at the time it accrues or is received in accordance with your method of tax accounting. If the amount of interest you receive on your Notes in a calendar year is greater than the interest assumed to be paid or accrued under the equivalent fixed rate debt instrument, the excess is treated as additional QSI taxable to you as ordinary income. Otherwise, any difference will reduce the amount of QSI you are treated as receiving and will therefore reduce the amount of ordinary income you are required to take into income.
The discussions herein and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).
Information regarding the determination of QSI and the amount of OID, if any, on the Notes may be obtained by requesting them from Barclays Cross Asset Sales Americas, at (212) 528-7198.
Upon a sale or exchange (including redemption at maturity), you will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale or exchange (not including any amount attributable to accrued but unpaid QSI) and your tax basis in the Notes, which will generally equal the amount you paid to acquire the Notes, increased by the amount of OID (if any) previously included in income by you with respect to the Notes and reduced by any payments other than QSI received by you with respect to the Notes. This gain or loss will generally be long-term capital gain or loss if you have held the Notes for more than one year. The deductibility of capital losses is subject to limitation.

Non-U.S. Holders. We do not believe that non-U.S. holders should be required to provide a Form W-8 in order to avoid 30% U.S. withholding tax with respect to the interest payments (or OID, if any), although the Internal Revenue Service could challenge this position. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.
You should consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION
We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.
VALIDITY OF THE NOTES
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 5, 2021, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 5, 2021, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 5, 2021, which has been filed as an exhibit to the report on Form 6-K referred to above.